Exhibit 99.1

Media Contacts: PAETEC Lia Lando (585) 413-2441 lia.lando@paetec.com	Media Contact Michael McCullough Edelman (404) 832-6782 michael.mccullough@edelman.com	Investor Contact Tom Morabito PAETEC (585) 340-5413 tom.morabito@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Completes Acquisition of Allworx

FAIRPORT, N.Y. (November 1, 2007) – PAETEC Holding Corp. (NASDAQ GS: PAET) announced the completion of its transaction to acquire Allworx Corp., effective October 31. PAETEC acquired Allworx, a privately held company that develops, designs, markets, and sells a complete phone and network system designed to benefit small and medium-sized businesses, in a $25 million all-cash acquisition.

“We are excited to bring on board the entrepreneurial spirit and technical expertise of the Allworx employees,” said PAETEC Chairman and CEO Arunas A. Chesonis. “This transaction will allow us to offer the innovative Allworx product line to an important segment of our customer base while offering the breadth of PAETEC’s network services to existing Allworx customers.”

“I’m very proud of the success of Allworx and the quality of our people,” said Allworx co-founder George E. Daddis Jr. “Joining PAETEC brings tremendous resources and synergies that will allow Allworx to accelerate its push into the SMB telephony market and grow its consulting division – all while maintaining the ability to work as a team and form industry partnerships.”

PAETEC adds approximately 70 employees through this transaction, bringing the company’s total to roughly 2,400. Allworx’ operations will remain in its East Rochester, N.Y., location, and will function as a wholly owned subsidiary of PAETEC.

About PAETEC

PAETEC (NASDAQ GS: PAET) is personalizing business communications for medium-sized and large businesses, enterprise organizations, and institutions across the United States. We offer a comprehensive suite of IP, voice, data and Internet services, as well as enterprise communications management software, network security solutions, CPE, and managed services. For more information, visit www.paetec.com.

Forward-Looking Statements

Except for statements that present historical facts, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. These statements, which include PAETEC’s forecasts of financial results, involve known and unknown risks, uncertainties and other factors that may cause the company’s actual operating results, financial position, levels of activity or performance to be materially different from those expressed or implied by such forward-looking statements. Some of these risks, uncertainties and factors are discussed under the caption “Risk Factors” in PAETEC’s 2006 Annual Report on Form 10-K and in PAETEC’s subsequently filed SEC reports. They include, but are not limited to, the following risks, uncertainties and other factors: changes in regulation and the regulatory environment; competition in the markets in which PAETEC operates; the continued availability of necessary network elements from competitors; PAETEC’s ability to manage and expand its business and execute its acquisition strategy, to adapt its product and service offerings to changes in customer preferences, and to convert its existing network to a network with more advanced technology; effects of network failures, systems breaches, natural catastrophes and other service interruptions; and PAETEC’s ability to service its indebtedness and to raise capital in the future. PAETEC disclaims any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.